Exhibit 10.12

2026 Executive Annual Incentive Program

Bar Harbor Bankshare’s (“BHB”) Annual Incentive Program is designed to recognize and reward executives for their collective contributions to BHB’s success. Our program focuses on rewarding the achievement of specific Key Performance Indicators (“KPIs”) that are critical to BHB’s growth and profitability. Individually and collectively, we believe our executive team has the ability to influence and drive our success. Our program is designed to reward our executives for driving BHB’s success. This document summarizes the elements and features of the program.

In short, the objectives of this incentive program are to:

Focus executive attention on key business metrics.

Align pay with organizational and individual performance.

Encourage teamwork and collaboration across all areas of BHB.

Motivate and reward the achievement of specific, measurable performance objectives.

Provide competitive total cash compensation.

Provide significant reward for achieving and exceeding performance results.

Enable BHB to attract and retain the talent needed to drive success.

Eligibility

•Eligibility will be limited to executive positions the Board has identified as having a significant impact on the success of the organization.

•New employees and newly promoted employees will receive pro-rated awards based on date of hire or dates of eligibility into the management team or by the Compensation and Human Resources Committee (“Compensation Committee”) vote.

•Participants must be an active employee as of the reward payout date to receive an award unless otherwise approved by the Compensation Committee.

•Participant’s performance must be in good standing for the measurement period.

Performance Period

The performance period and program operates on a calendar year basis (January 1st – December 31st). Actual payout awards are made in cash following year-end after BHB’s financial results and performance have been audited and confirmed.

Incentive Payout Opportunity

Each participant will have a target incentive opportunity based on his/her role. The target incentive will reflect a percentage of the base salary of participants and be determined consistent with competitive market practices. The pool will be funded through Threshold-Target-and Stretch achievements of pre-determined KPIs. Each individual KPI achievement will be calculated using a pre-approved percentage range approved by the Compensation Committee based on the executive’s position.

The following table summarizes the incentive ranges for the 2026 calendar year.

Table 1 2026 Short-Term Incentive Targets
Role	Below Threshold	Threshold @ 50%	Target @ 100%	Stretch @ 150%
CEO/President	0%	27.5%	55.0%	82.5%
EVP CFO & EVP CLO	0%	20.0%	40.0%	60.0%
All other SET participants	0%	17.5%	35.0%	52.5%

Incentive Plan Measures

The program will have pre-defined performance KPIs that will determine funding contributions to the pool. KPIs will be weighted to reflect desired focus and contribution to the success of the Company.

BHB Performance

BHB KPIs for 2026 will be Net Income, Efficiency Ratio, Asset Quality (NPL/TLoans), and Strategic Initiatives. The table below shows the KPIs at Threshold, Budget and Stretch for 2026.

Table II Company Performance	KPI’s
Measures	Threshold	Target	Stretch

Net Income* (millions)	93%	Budget	110%
Efficiency Ratio	>200 bps	Budget	<200 bps
Asset Quality Measure - NPLs	133%	Budget	83%
Strategic Initiatives	N/A	N/A	N/A

* Net Income Available to Common Shareholders and measures adjusted to carve out project expenses for 2026.

Plan Trigger

In order for the Annual Incentive Program to ‘activate’ or turn on, Bar Harbor must achieve at least 93% of Budgeted Net Income (adjusted for project expenses). If BHB does not meet this Net Income level, the program will not pay out any awards for the year, regardless of performance on other KPIs.

Payouts

Payouts will be made in cash as soon as reasonably possible after the closing of BHB’s financials each year. Awards are calculated based on actual performance relative to target. Payouts are assessed by component such that one KPI may achieve Stretch and another may achieve only Threshold. Actual payouts for each KPI will be pro-rated between Threshold, Target and Stretch levels to reward incremental improvement.

Terms and Conditions

Effective Date

This program is effective January 1, 2026 to reflect calendar year January 1, 2026 to December 31, 2026. The program will be reviewed annually by the BHB’s Compensation Committee and Executive Management to ensure proper alignment with BHB’s business objectives. BHB retains the rights as described below to amend, modify or discontinue the program at any time during the specified period. The incentive program will remain in effect until December 31, 2026.

Program Administration

The program is authorized and voted by the Compensation Committee. The Compensation Committee has the sole authority to interpret the program and to make or nullify any rules and procedures, as necessary, for proper administration. Any determination by the Committee will be final and binding on all participants.

Program Changes or Discontinuance

BHB has developed the program based on existing business, market and economic conditions. If substantial changes occur that affect these conditions, BHB may add to, amend, modify or discontinue any of the terms or conditions of the Program at any time. The Compensation and Human Resources Committee may, at its sole discretion, waive, change or amend the plan as it deems appropriate.

Incentive Award Payments

Awards will be calculated using the participant’s base salary for the performance year. Incentive awards will be considered taxable income to participants in the year paid and will be subject to withholding for required income and other applicable taxes.

Any rights accruing to a participant or his/her beneficiary under the program shall be solely those of an unsecured general creditor of BHB. Nothing contained in the program, and no action taken pursuant to the provisions hereof, will create or be construed to create a trust of any kind, or a pledge, or a fiduciary relationship between BHB or the CEO and the participant or any other person. Nothing herein will be construed to require BHB or the CEO to maintain any fund or to segregate any amount for a participant’s benefit.

New Hires, Promotions, and Transfers

Participants newly employed by BHB will be eligible for participation into the program and will receive a pro rata incentive award based on their length of eligibility.

A participant whose work schedule changes during the year will be eligible for prorated treatment that reflects his/her time in the different schedules.

If a participant changes his/her role or is promoted during the program year, he/she will be eligible for the new role’s target incentive award on a pro rata basis (i.e. the award will be prorated based on the number of months employed in the respective positions.)

Termination of Employment

If a participant is terminated by BHB, no incentive award will be due or paid. If a participant voluntarily leaves BHB before the award is paid, s/he will not receive payment. The Compensation Committee reserves the right to make a decision on whether or not to pay a pro-rated share of any incentive earned for the calendar year in question.

Disability, Death, or Retirement

The Compensation Committee reserves the right to make a decision on whether or not to pay a pro-rated share of any incentive earned for the calendar year in question in the event of a disability or retirement, and in the case of a death a payment to the participant’s estate.

Ethics and Interpretation

If there is any ambiguity as to the meaning of any terms or provisions of this program or any questions as to the correct interpretation of any information contained therein, BHB’s interpretation expressed by the Compensation and Human Resources Committee will be final and binding.

The altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards, will subject the employee to disciplinary action up to and including termination of employment. In addition, any incentive compensation as provided by the program to which the employee would otherwise be entitled will be revoked.

The Company will recover any payments made under this program, if the payment was based on statements of earnings, revenues, gains, or other criteria that are later found to be materially inaccurate.

Participants who have willfully engaged in any activity, injurious to the BHB, will upon termination of employment, death, or retirement, forfeit any incentive award earned during the award period in which the termination occurred.

Miscellaneous

The program will not be deemed to give any participant the right to be retained in the employ of BHB, nor will the program interfere with the right of BHB to discharge any participant at any time.

In the absence of an authorized, written employment contract, the relationship between employees and BHB is one of at-will employment. This program does not alter the relationship.

This incentive program and the transactions and payments hereunder shall, in all respect, be governed by, and construed and enforced in accordance with the laws of the State of Maine.

Each provision in this plan is severable, and if any provision is held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not, in any way, be affected or impaired thereby.